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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION JUNE SALES
UP 13.6 PERCENT

        MINNEAPOLIS, July 11, 2002—Target Corporation today reported that its net retail sales for the five weeks ended July 6, 2002 increased 13.6 percent to $3.833 billion from $3.375 billion for the five-week period ended July 7, 2001. Comparable-store sales increased 4.9 percent from fiscal June 2001.

        "Sales for the corporation were above plan for the month of June, due to exceptional strength at Target Stores," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "This continued sales momentum at our discount stores provides the foundation for another quarter of very strong earnings growth."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
June
Target	$3,241	16.9	6.1
Mervyn's	330	(0.5)	(0.1)
Marshall Field's	228	(2.0)	(2.0)
Other	34	(11.3)	na

Total	3,833	13.6	4.9
Year-to-date
Target	$13,598	16.8	6.2
Mervyn's	1,416	(3.0)	(2.9)
Marshall Field's	1,000	(1.7)	(1.7)
Other	133	12.5	na

Total	16,147	13.4	4.7

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,409 stores in 47 states. This included 1,081 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION JUNE SALES UP 13.6 PERCENT